Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Takes Delivery of Capesize Vessel

Baltic Tiger to Commence Spot Market-Related Time Charter;
Company Announces Commitment for $44 Million Facility

NEW YORK, December 2, 2013 – Baltic Trading Limited (NYSE: BALT) announced today that it has taken delivery of the Baltic Tiger, a 179,185 dwt Capesize vessel. The Baltic Tiger is the first of two Capesize vessels to be delivered to the Company under Baltic Trading’s agreements previously announced on November 5, 2013.

The Baltic Tiger delivered to its charterer, Swissmarine Services S.A., on November 29, 2013 to commence a spot market-related time charter for 10.5 to 13.5 months. The rate for the spot market-related time charter, which is subject to the completion of definitive documentation, is based on 102.75% of the average of the daily rates of the Baltic Capesize Index (BCI) published by the Baltic Exchange, as reflected in daily reports. Hire will be paid every 15 days in arrears, net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

The Company used available cash to pay the remaining balance of approximately $40.4 million for the Baltic Tiger and intends to refinance part of the vessel’s purchase price with proceeds from a credit facility. The Company has received a commitment for a $44 million facility with a global lending institution for the financing of the two Capesize vessels it has agreed to acquire, the Baltic Tiger and the Baltic Lion. Under the terms of the six-year facility, amounts borrowed are to bear interest at LIBOR plus a margin of 3.35%. The credit facility is to be repaid in 24 quarterly repayment installments of $687,500, the first of which is payable in March 2014, and a balloon payment of approximately $27.5 million payable concurrently with the last repayment installment.

About Baltic Trading Limited

Baltic Trading Limited is a drybulk company focused on the spot charter market. Baltic Trading transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes. Baltic Trading’s current fleet consists of three Capesize, four Supramax and five Handysize vessels with an aggregate carrying capacity of approximately 915,000 dwt.  After the expected delivery of the two committed Ultramax newbuildings and one remaining Capesize vessel that Baltic Trading has agreed to acquire, Baltic Trading will own 15 drybulk vessels, consisting of four Capesize, two Ultramax, four Supramax and five Handysize vessels with a total carrying capacity of approximately 1,223,000 dwt.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Such statements are subject to various risks, uncertainties and assumptions, including market conditions.  Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) the fulfillment of the closing conditions under, or the execution of additional documentation for, our agreements to acquire vessels; (ii) completion and funding of financing on acceptable terms; (iii) the completion of definitive documentation with respect to charters; (iv) changes in the condition of the Company's vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (v) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; and other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2012 and our subsequent reports on Form 10-Q and Form 8-K.  There can be no assurance that we will be able to obtain commercial bank financing or any other financing, or that if we do so, that it will be able to borrow all or any of the amounts committed thereunder. The Company may be liable for damages if vessel acquisitions fail to close as a result of the Company’s unwillingness, inability or other failure to pay the purchase price under previous agreements to purchase vessels.  These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

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